Exhibit 99.1

Contact:

Joe Beedle, Northrim Bank President and CEO
(907) 261-3338

Joe Schierhorn, Northrim Bancorp, Inc.
Executive Vice President, COO
(907) 261-3308

NEWS RELEASE

Northrim BanCorp Names Joe Beedle President and CEO;
Marc Langland Remains Chairman

ANCHORAGE, AK-December 18, 2014 - Northrim BanCorp, Inc. (“the Company”) (NASDAQ: NRIM), the holding company for Northrim Bank (the “Bank”), today announced Joe Beedle will become President and Chief Executive Officer of the holding company, in addition to continuing to serve in these positions for the Bank, effective January 1, 2015.

Marc Langland, one of Northrim’s founders, will remain Chairman of the Board of Directors for the Company and the Bank. “We continue to execute our strategic plan for management succession with this promotion of Joe Beedle,” said Langland. “In addition to his extensive banking experience, Joe’s commitment to customers, employees and the community match Northrim’s values and approach to doing business. We have an exceptional team of people in leadership positions at Northrim, and I am confident they will continue to deliver our ‘Customer First Service’ and solid financial performance in the coming years. We look forward to discussing our market and opportunities as we celebrate our twenty-five year anniversary in 2015.”

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Transmitted on GlobeNewswire on December 18, 2014, at 12:00 p.m. Alaska Time.